Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-153647 and 333-175479 on Form S-8 of our reports dated April 28, 2017 (April 30, 2018 as to the effects of the retrospective adjustments for the discontinued operations) relating to the consolidated financial statements of ReneSola Ltd and subsidiaries (the “Company”), (which report includes an explanatory paragraph relating to the retrospective adjustments for the discontinued operations), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 29, 2019